Exhibit 99.1

TALEND S.A.

INTERNATIONAL TAX SUMMARIES RELATING TO FOUNDER SHARE WARRANTS
GRANTED UNDER ONE OF THE TALEND S.A. PLANS

The following is a summary of the material income tax and social insurance consequences regarding the sale of the shares acquired upon the exercise of the founder shares warrants (“BSPCE”) that were granted to you under one of the qualifying Talend S.A. BSPCE Plans (together, the “Plans”), resulting from the “tender offer” made by Tahoe Bidco, B.V. to acquire all outstanding Talend S.A. shares.

As for the BSPCE which are not yet vested, Talend S.A. shall allow an accelerated vesting prior to the tender offer, implying that all BSCPE will be vested on the date of the tender offer.

As part of the tender offer, you will therefore exercise all your BSPCE and tender the underlying shares to Tahoe Bidco, B.V. at the $66.00 per share offer price. Tahoe Bidco, B.V. will put a financing or liquidity mechanism in place to allow you to do a cashless exercise of your BSPCE, provided you agree to tender your shares in the tender offer.

This discussion is based on the law in effect in your country as of June 2021. This discussion is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of beneficiaries.

Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this discussion may be out of date at the time you exercise your BSPCE / sell the shares acquired upon this exercise.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, or if you have transferred employment or residency since the BSPCE were granted to you, the information contained in this discussion may not be applicable to you in the same manner.

** You should consult with an appropriate professional advisor as to how the tax or other laws in your country apply to your specific situation.**

FRANCE

Exercise of BSPCE

You will not be subject to income tax or social security contributions as a result of the exercise of your BSPCE.

Sale of shares acquired upon the exercise of the BSPCE

When you sell the shares acquired upon exercise of the BSPCE, the capital gain realized - amounting to the difference between (i) their strike price and (ii) the net sale proceeds received from Tahoe BidCo - will be subject to personal income tax and social contributions.

The tax and social treatment shall however differ whether you worked for more or less than three years in the Talend group at the time of the sale of the relevant shares.

•	If you worked for more than three years in the Talend group: the capital gain realized upon the sale of the relevant shares acquired will be subject to the 30% flat tax (combined income tax rate of 12.8% and social tax rate of 17.2%).

Alternatively, you may choose to be taxed at progressive income tax rates, in which case 6.8% of the 17.2% social tax rates will be tax deductible. However, such election will be applied to all your other investment income and may trigger unintended negative tax consequences.

•	If you worked for less than three years in the Talend group: the capital gain realized upon the sale of the relevant shares acquired will be subject to an increased 47.2% flat tax (combined income tax rate of 30% and social tax rate of 17.2%).

In the latter case, and as opposed to the situation where you worked for more than three years in the Talend group, you will not be able to opt to be taxed at progressive income tax rates.

Please note that you may be subject to an additional 3% surtax on very high income for a single person (couple) whose income is comprised between €250,001 (€500,001) and €500,000 (€1,000,000) or 4% tax for a single person (couple) whose income exceeds €500,001 (€1,000,000). If these thresholds are met for income received in the current tax year but were not met for income received in the two prior tax years, you may be eligible for a surtax reduction.

You are responsible for reporting and paying any income tax / social contributions resulting from the sale of the shares acquired upon the exercise of the BSPCE to the local tax authorities.

Important Additional Information and Where to Find It

In connection with the proposed acquisition of Talend S.A. (“Talend”), Tahoe BidCo B.V. (“Purchaser”) commenced a tender offer for all of the outstanding ordinary shares and American Depositary Shares (“ADSs”), each representing one ordinary share, of Talend on June 11, 2021. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Talend. It is also not a substitute for the tender offer materials that Purchaser filed with the Securities and Exchange Commission (the “SEC”) or the solicitation/recommendation Statement that Talend filed on Schedule 14D-9 with the SEC upon commencement of the tender offer. Purchaser filed tender offer materials on Schedule TO with the SEC, and Talend filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY TALEND’S STOCKHOLDERS and ADS HOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement are available to Talend’s stockholders and ADS holders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to all of Talend’s stockholders and ADS holders by contacting Talend at ir@talend.com, or by visiting Talend’s website (www.talend.com). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Talend with the SEC) are available at no charge on the SEC’s website (www.sec.gov). TALEND’S STOCKHOLDERS AND ADS HOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PURCHASER OR TALEND WITH THE SEC BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PURCHASER AND TALEND.

Forward-Looking Statements

This document contains certain statements that constitute forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the satisfaction of conditions to the completion of the proposed transaction and the expected completion of the proposed transaction, as well as other statements that are not historical fact. These forward-looking statements are based on currently available information, as well as Talend’s views and assumptions regarding future events as of the time such statements are being made. Such forward looking statements are subject to inherent risks and uncertainties. Accordingly, actual results may differ materially and adversely from those expressed or implied in such forward-looking statements. Such risks and uncertainties include, but are not limited to, the potential failure to satisfy conditions to the completion of the proposed transaction due to the failure to receive a sufficient number of tendered shares in the tender offer, as well as those described in cautionary statements contained elsewhere herein and in Talend’s periodic reports filed with the SEC including the statements set forth under “Risk Factors” set forth in Talend’s most recent annual report on Form 10-K, and any subsequent reports on Form 10-Q or form 8-K filed with the SEC, the Tender Offer Statement on Schedule TO (including the offer to purchase, the letter of transmittal and other documents relating to the tender offer) filed by Purchaser, and the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Talend. As a result of these and other risks, the proposed transaction may not be completed on the timeframe expected or at all. These forward-looking statements reflect Talend’s expectations as of the date of this report. The forward-looking statements included in this communication are made only as of the date hereof. Talend assumes no obligation and does not intend to update these forward-looking statements, except as required by law.